Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

TWENTY-FIRST CENTURY FOX, INC.

(Updated August 6, 2013)

TWENTY-FIRST CENTURY FOX, INC. organized and existing under the laws of the State of Delaware, DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the corporation (the “Corporation”) is TWENTY-FIRST CENTURY FOX, INC.

2. The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on October 23, 2003, under the name “NPAL Sub, Inc.” Such Certificate of Incorporation was amended on June 14, 2004 and was further amended on July 28, 2004. A Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 15, 2004. An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on October 7, 2004 which was amended on November 8, 2004 and was further amended on November 10, 2004. A Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on October 17, 2008. An amendment to the Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 28, 2013 (as amended and supplemented, the “Certificate of Incorporation”).

3. This Restated Certificate of Incorporation (the “Restated Certificate of Incorporation”) only restates and integrates and does not further amend the Certificate of Incorporation, and there is no discrepancy between the provisions of the Certificate of Incorporation and this Restated Certificate of Incorporation. This Restated Certificate of Incorporation has been duly adopted in accordance with Section 245 of the General Corporation Law of the State of Delaware. The text of the Certificate of Incorporation of the Corporation is hereby restated to read in its entirety as follows:

ARTICLE I

The name of the corporation (hereinafter called the “Corporation”) is TWENTY-FIRST CENTURY FOX, INC.

ARTICLE II

The purpose or purposes of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE III

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE IV

SECTION 1. Authorized Stock; No Pre-Emptive Rights

(a) The total number of shares of capital stock which the Corporation shall have authority to issue is nine billion two hundred million (9,200,000,000) shares, consisting of six billion (6,000,000,000) shares of Class A

Common Stock, par value $0.01 per share (“Class A Common Stock”), three billion (3,000,000,000) shares of Class B Common Stock, par value $0.01 per share (“Class B Common Stock”), one hundred million (100,000,000) shares of Series Common Stock, par value $0.01 per share (“Series Common Stock”) and one hundred million (100,000,000) shares of Preferred Stock, par value $0.01 per share (“Preferred Stock”). The Class A Common Stock and Class B Common Stock are hereinafter referred to as the “Common Stock.” Subject to the provisions of this Restated Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock or Series Common Stock), the number of authorized shares of any of the Class A Common Stock, the Class B Common Stock, the Series Common Stock or the Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Class A Common Stock, the Class B Common Stock, the Series Common Stock or the Preferred Stock voting separately as a class shall be required therefor.

(b) The holders of shares of capital stock of the Corporation, as such, shall have no pre-emptive right to purchase or have offered to them for purchase any shares of Preferred Stock, Common Stock, Series Common Stock or other equity securities issued or to be issued by the Corporation. The powers, preferences and rights and the limitations, qualifications and restrictions in respect of the shares of each class are set forth in the following sections.

SECTION 2. Preferred Stock

Subject to the limitations set forth in this Restated Certificate of Incorporation (including Section 4 of this Article IV), the Board of Directors of the Corporation (the “Board of Directors”) is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

SECTION 3. Series Common Stock

Subject to the limitations set forth in this Restated Certificate of Incorporation (including Section 4 of this Article IV), the Board of Directors is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Series Common Stock, for series of Series Common Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of Series Common Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

SECTION 4. Rights of Holders of Common Stock and Preferred Stock

(a) Voting Rights

(i) Class A Common Stock

(1) Subject to applicable law and the voting rights of any outstanding series of Preferred Stock and Series Common Stock, each of the shares of Class A Common Stock shall entitle the record holders thereof, voting together with the holders of Class B Common Stock as a single class, to one (1) vote per share only in the following circumstances and not otherwise:

(A) on a proposal to dissolve the Corporation or to adopt a plan of liquidation of the Corporation, and with respect to any matter to be voted on by the stockholders of the Corporation following adoption of a proposal to dissolve the Corporation or to adopt a plan of liquidation of the Corporation;

(B) on a proposal to sell, lease or exchange all or substantially all of the property and assets of the Corporation;

(C) on a proposal to adopt an agreement of merger or consolidation in which the Corporation is a constituent corporation, as a result of which the stockholders of the Corporation prior to the merger or consolidation would own less than sixty percent (60%) of the voting power or capital stock of the surviving corporation or consolidated entity (or the direct or indirect parent of the surviving corporation or consolidated entity) following the merger or consolidation; and

(D) with respect to any matter to be voted on by the stockholders of the Corporation during a period during which a dividend (or part of a dividend) in respect of the Class A Common Stock has been declared and remains unpaid following the payment date with respect to such dividend (or part thereof);

provided, however, that, with respect to any matter set forth in subclause (A), (B), (C), or (D) above, as to which the holders of the Class A Common Stock are entitled by law to vote as a separate class, such holders shall not be entitled to vote together thereon with the holders of the Class B Common Stock as a single class.

(2) Notwithstanding the foregoing provisions of this clause (i), except as otherwise required by law, the holders of the Class A Common Stock, as such, shall not be entitled to vote on any amendment to this Restated Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock or Series Common Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock or Series Common Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Restated Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock or Series Common Stock) or pursuant to the DGCL.

(3) As used in this clause (i), the phrase “on a proposal” shall refer to a proposal that is required by law, this Restated Certificate of Incorporation, the by-laws of the Corporation or pursuant to a determination by the Board of Directors, to be submitted to a vote of the stockholders of the Corporation. This clause (i) shall not limit or restrict in any way the right or ability of the Board of Directors to approve or adopt any resolutions or to take any action without a vote of the stockholders pursuant to applicable law, this Restated Certificate of Incorporation, or the by-laws of the Corporation.

(4) Except as required by law, or expressly provided for in the foregoing provisions of this clause (i), the holders of the Class A Common Stock shall have no voting rights whatsoever.

(ii) Class B Common Stock

Subject to applicable law, the rights of any outstanding series of Preferred Stock and Series Common Stock to vote as a separate class or series, and the rights of the Class A Common Stock set forth in clause (i) above, each of the shares of Class B Common Stock shall entitle the record holders thereof to one (1) vote per share on all matters on which stockholders shall have the right to vote; provided, however, that, except as otherwise required by law, the holders of the Class B Common Stock, as such, shall not be entitled to vote on any amendment to this Restated Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock or Series Common Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock or Series Common Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Restated Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock or Series Common Stock) or pursuant to the DGCL.

(iii) Preferred Stock and Series Common Stock

Except as otherwise required by law, holders of a series of Preferred Stock or Series Common Stock, as such, shall be entitled only to such voting rights, if any, as shall expressly be granted to such holders by this Restated Certificate of Incorporation (including any Certificate of Designation relating to such series).

(iv) Issuance of Certain Stock; Listing on ASX

The Corporation shall not, without the affirmative vote of the holders of a majority of the combined voting power of the then outstanding shares of Voting Stock (as defined in Article V), take any of the following actions:

(1) request removal of the Corporation’s full foreign listing from the Australian Stock Exchange (ASX); or

(2) issue any shares of Series Common Stock or Preferred Stock which entitle the holders thereof to more than one vote per share.

(v) Murdoch Agreement

The Corporation shall not, without the affirmative vote of a majority of the votes cast at a meeting of holders of Voting Stock (excluding any votes cast by the Murdoch Interests), during the term of the Murdoch Agreement agree to terminate, or in any material respect amend or waive any provision of, the Murdoch Agreement. For purposes of this Section 4(a)(v), (i) the term “Murdoch Agreement” means the Murdoch Interests Agreement, dated October 7, 2004, by and among the Corporation, Safeguard Nominees Pty Limited, Secure Nominees Pty Limited and K. Rupert Murdoch, and (ii) the term “Murdoch Interests” has the meaning set forth in the Murdoch Agreement. The transfer of any shares of Class B Common Stock which are subject to the Murdoch Agreement shall be governed by the restrictions on transfer set forth in the Murdoch Agreement during the term thereof.

(b) Dividends

(i) Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or Series Common Stock, holders of Class A Common Stock and holders of Class B Common Stock shall be entitled to such dividends, if any, as may be declared thereon by the Board of Directors from time to time in its sole discretion out of assets or funds of the Corporation legally available therefor; provided, however, that the holders of Class A Common Stock and Class B Common Stock shall have such dividend rights set forth in clauses (ii) and (iii) below; and provided further, however, that if dividends are declared on the Class A Common Stock or the Class B Common Stock that are payable in shares of Common Stock, or securities convertible into, or exercisable or exchangeable for Common Stock, the dividends payable to the holders of Class A Common Stock shall be paid only in shares of Class A Common Stock (or securities convertible into, or exercisable or exchangeable for Class A Common Stock), the dividends payable to the holders of Class B Common Stock shall be paid only in shares of Class B Common Stock (or securities convertible into, or exercisable or exchangeable for Class B Common Stock), and such dividends shall be paid in the same number of shares (or fraction thereof) on a per share basis of the Class A Common Stock and Class B Common Stock, respectively (or securities convertible into, or exercisable or exchangeable for the same number of shares (or fraction thereof) on a per share basis of the Class A Common Stock and Class B Common Stock, respectively); and provided still further, however, that, in the case of any dividend or other distribution (including, without limitation, any distribution pursuant to a stock dividend or a “spinoff,” “split-off” or “split-up” reorganization or similar transaction) payable in shares or other equity interests of any corporation or other entity which immediately prior to the time of the dividend or distribution is a subsidiary of the Corporation and which possesses authority to issue more than one class of common equity securities (or securities convertible into, or exercisable or exchangeable for, such shares or equity interests) with voting characteristics identical or comparable to those of the Class A Common Stock and the Class B Common Stock, respectively (such stock or equity interest being “Comparable Securities”), the dividends or distributions payable to the holders of Class A Common Stock shall be paid only in shares or equity interests of such subsidiary with voting characteristics identical or comparable to those of the Class A Common Stock (or securities convertible into, or exercisable or exchangeable for such shares or equity interests), and the dividends or distributions payable to the holders of Class B Common Stock shall be paid only in shares or equity interests of such subsidiary with voting characteristics identical or comparable to those of the Class B Common Stock (or securities convertible into, or exercisable or exchangeable such shares or equity interests), and such dividends shall be paid in the same number of shares (or fraction thereof) on a per share basis of the Class A Common Stock and Class B Common Stock, respectively (or securities convertible into, or exercisable or exchangeable for the same number of shares (or fraction thereof) on a per share basis of the Class A Common

Stock and Class B Common Stock, respectively). In no event shall the shares of either Class A Common Stock or Class B Common Stock be split, divided, or combined unless the outstanding shares of the other class shall be proportionately split, divided or combined.

(ii) In the event that dividends are declared by the Board of Directors on the Class B Common Stock with respect to fiscal years 2005, 2006 or 2007 (regardless of the date on which such dividend shall be declared or paid), each share of Class A Common Stock shall confer on the holder thereof the right (which right shall rank pari passu with the right to dividends conferred on the Class B Common Stock) to receive:

(1) in the case of cash dividends, non-cumulative cash dividends equal to the greater of the following amounts:

(x) such amount as shall be declared by the Board of Directors on a share of the Class A Common Stock with respect to such fiscal year, which amount shall not exceed in the aggregate $0.10 per share of Class A Common Stock with respect to such fiscal year; and

(y) an amount equal to 120% of the aggregate of all cash dividends declared with respect to such fiscal year on a share of Class B Common Stock;

(2) in the case of dividends payable in securities (other than in shares of Common Stock of the Corporation, or securities convertible into, or exercisable or exchangeable for, Common Stock of the Corporation) or property, like securities or property with a value (as determined in good faith by the Board of Directors in its sole discretion) equal to 120% of the aggregate value of all such dividends payable in such securities or property and declared with respect to such fiscal year on a share of Class B Common Stock; and

(3) in the case of dividends payable in shares of Common Stock of the Corporation, or securities convertible into, or exercisable or exchangeable for, Common Stock of the Corporation, such dividends as are provided for in Section 4(b)(i) hereof.

(iii) Any dividends declared by the Board of Directors on a share of Common Stock with respect to fiscal years 2008 and thereafter (regardless of the date on which such dividends shall be declared or paid) shall be declared in equal amounts with respect to each share of Class A Common Stock and Class B Common Stock (as determined in good faith by the Board of Directors in its sole discretion), provided however that in the case of dividends (i) payable in shares of Common Stock of the Corporation, or securities convertible into, or exercisable or exchangeable for, Common Stock of the Corporation, or (ii) payable in Comparable Securities, such dividends shall be paid as provided for in Section 4(b)(i) hereof.

(iv) As used in this Section 4(b), references to “fiscal years 2005, 2006 and 2007” and “fiscal year 2008” are to the fiscal years of the Corporation ending on or about June 30 of the year set forth. In the event of a change to the fiscal year of the Corporation, the references to specific fiscal years referred to in clauses (ii) and (iii) above shall be adjusted by the Board of Directors to provide for the dividend allocation referred to in clause (ii) above to apply with respect to three full (i.e., twelve month) fiscal years (assuming for this purpose that any allocation with respect to fiscal year 2005 is with respect to a full fiscal year), and for the dividend allocation referred to in clause (iii) above to apply with respect to all fiscal years following such three full fiscal year period. In the event of any change to the fiscal year of the Corporation that would result in a transition fiscal period that is less than 360 days, any dividends declared with respect to such transition fiscal year shall be deemed to refer to the twelve-month period ending on the last day of the fiscal year, as changed.

(c) Merger or Consolidation

In the event of any merger or consolidation of the Corporation with or into another entity (whether or not the Corporation is the surviving entity), the holders of the Class A Common Stock and the holders of the Class B Common Stock shall be entitled to receive substantially identical per share consideration as the per share consideration, if any, received by the holders of such other class; provided that, if such consideration shall consist in any part of voting securities (or of options, rights or warrants to purchase, or of securities convertible into or exercisable or exchangeable for, voting securities), then the Corporation may provide in the applicable merger or other agreement for the holders of shares of Class A Common Stock to receive, on a per share basis, either non-voting securities or securities with a vote comparable to the voting rights associated with the Class A Common Stock hereunder (or options, rights or warrants to purchase, or securities convertible into or exercisable or exchangeable for, non-voting securities or securities with a vote comparable to the voting rights associated with the Class A Common Stock). Any determination as to the matters described above shall be made in good faith by the Board of Directors in its sole discretion.

(d) Rights Upon Liquidation, Dissolution or Winding Up

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after distribution in full of the preferential and/or other amounts to be distributed to the holders of shares of any outstanding series of Preferred Stock or Series Common Stock, the holders of shares of Class A Common Stock, Class B Common Stock and, to the extent fixed by the Board of Directors with respect thereto, the Series Common Stock and Preferred Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares held by them (or, with respect to any series of the Series Common Stock or Preferred Stock, as so fixed by the Board of Directors.

(e) Transfer Restrictions Relating to Certain Offers

An Owner (as defined in Section 5(a) of this Article IV) of shares of Class A Common Stock or Class B Common Stock may not sell, exchange or otherwise transfer Ownership (as defined in Section 5(a) of this Article IV) of such shares of Class A Common Stock or Class B Common Stock to any person who has made an Offer (as defined herein) pursuant to such Offer unless such Offer relates to both the Class A Common Stock and the Class B Common Stock, or another Offer or Offers are contemporaneously made with such Offer by such person such that, between all the Offers, they relate to both the Class A Common Stock and the Class B Common Stock, and the terms and conditions of such Offer or Offers as they relate to each of the Class A Common Stock and the Class B Common Stock are Comparable (as defined herein). The Corporation shall, to the extent required by law, note on the certificates of its Common Stock that shares represented by such certificates are subject to the restrictions set forth in this Section 4(e).

For purposes of this Section 4(e), the following terms shall have the respective meanings specified herein:

(i) “Offer” shall mean an offer (or series of related offers) to acquire Ownership (as defined in Section 5(a) of this Article IV) of 15% or more of the outstanding shares of Class A Common Stock or Class B Common Stock (whether or not the offer is directed to one class or to both classes, and whether or not such offer is subject to an overall limit on the number of shares to be acquired), but shall not include (A) any purchase or offer to purchase such shares on or through a national or foreign securities exchange or regulated securities association if such purchase or offer to purchase (x) would not constitute a “tender offer” under Section 14(d) of the Securities Exchange Act of 1934, as amended, and (y) does not result from the solicitation or arrangement for the solicitation of orders to sell Class A Common Stock or Class B Common Stock in anticipation of or in connection with the transaction, (B) any merger or consolidation in which the Corporation is a constituent corporation, any sale of all or substantially all of the assets of the Corporation, or any similar transaction pursuant, in any such case, to an agreement approved by the Board of Directors, or any tender or exchange offer or similar offer conducted pursuant to any such agreement or (C) any transaction privately negotiated with any stockholder or group of stockholders that would not constitute a “tender offer” under Section 14(d) of the Securities Exchange Act of 1934, as amended. No transaction directly with the Corporation or any of its subsidiaries shall be deemed to constitute an Offer.

(ii) “Comparable” shall mean that (x) the percentage of outstanding shares of Class A Common Stock and Class B Common Stock sought to be acquired pursuant to the Offer or Offers shall be substantially identical, (y) the principal terms of the Offer or Offers relating, among other things, to conditions for acceptance, relevant time periods, termination, revocation rights and terms of payment shall be substantially identical, and (z) the amount of cash and the value of each other type of consideration offered for a share of each such class shall be substantially identical. Any determination as to the matters described in subclauses (x), (y) and (z) above shall be made in good faith by the Board of Directors in its sole discretion.

(f) Subsidiary-Owned Shares

(i) Notwithstanding any other provisions of this Restated Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock or Series Common Stock), except as otherwise required by law:

(A) no dividend shall be payable on any share of Class A Common Stock or Class B Common Stock of the Corporation that is owned of record by a Subsidiary of the Corporation; except in the case of dividends payable in (i) shares of Common Stock of the Corporation, or securities convertible into, or exercisable or exchangeable for, Common Stock of the Corporation or (ii) Comparable Securities; for the purposes of this Subsection (f), any such share owned of record by a Subsidiary of the Corporation is referred to as a “Subsidiary—Owned Share” and “Subsidiary” shall have the meaning ascribed to such term in Section 5(a)(xviii) of this Article IV;

(B) no Subsidiary-Owned Share shall be entitled to vote or be counted for quorum purposes;

(C) no Subsidiary-Owned Share shall be treated as or deemed outstanding (x) for purposes of determining voting requirements, including under Articles IV, V, VII and VIII hereof, (y) for purposes of any applicable securities or regulatory laws, rules or regulations or (z) for any other purpose (including, without limitation, the provisions of Section 4(e) of this Article IV); provided, however, that each Subsidiary-Owned Share shall be entitled to (i) participate in any distribution of assets to holders of Class A Common Stock or Class B Common Stock, as the case may be, upon the dissolution, liquidation or winding up of the Corporation, and (ii) the receipt of such consideration as may be payable to holders of Class A Common Stock or Class B Common Stock, as the case may be, in the event of any merger, consolidation, recapitalization or reclassification of the Corporation; and provided further that in the event that the shares of Class A Common Stock and Class B Common Stock shall be split, divided, or combined, the Subsidiary-Owned Shares shall be split, divided or combined in a like manner; and

(D) no holder of a Subsidiary-Owned Share may sell, exchange or otherwise transfer such Share pursuant to an Offer (as defined in Section 4(e) of Article IV hereof), regardless of the terms thereof.

(ii) Should a Subsidiary-Owned Share cease to be owned by a Subsidiary of the Corporation, the foregoing restrictions with respect to such Share shall immediately terminate and be of no further force or effect, except as otherwise required by law.

(iii) A Subsidiary—Owned Share shall not include any share of capital stock of the Corporation that (x) is held on behalf of an employee stock ownership or other plan for the benefit of employees or (y) is held in a fiduciary capacity on behalf of a person or entity which is not a Subsidiary of the Corporation.

SECTION 5. Regulatory Restrictions on Transfer; Redemption in Certain Circumstances

(a) Definitions. For purposes of this Section 5, the following terms shall have the respective meanings specified herein:

(i) “Beneficial Ownership” shall have the meaning set forth in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, or any successor rule, and shall also include (to the extent not provided for in Rule 13d-3) (A) the possession of any direct or indirect interest in any security, including, without limitation, rights to a security deriving from the ownership of, or control over, depositary or similar receipts (such as CHESS Depositary Interests relating to the CHESS system in Australia) relating to such security, (B) the possession of any direct or indirect interest in any Encumbrance with respect to any security, and (C) the possession or exercise, directly or indirectly, of any rights of a security holder with respect to any security.

(ii) “Closing Price” shall mean, with respect to a share of the Corporation’s capital stock of any class or series on any day, the reported last sales price regular way or, in case no such sale takes place, the average of the reported closing bid and asked prices regular way on the New York Stock Exchange Composite Tape, or, if stock of the class or series in question is not quoted on such Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such exchange, on the principal United States registered securities exchange on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing sales price or bid quotation for such stock on The Nasdaq Stock Market or any system then in use, or if no such prices or quotations are available, the fair market value on the day in question as determined by the Board of Directors in good faith.

(iii) “Contract” shall mean any note, bond, mortgage, indenture, lease, order, contract, commitment, agreement, arrangement or instrument, written or otherwise.

(iv) “Disqualified Person” shall mean any stockholder, other Owner or Proposed Transferee as to which clause (i) or (ii) of paragraph (c) of this Section 5 is applicable.

(v) “Encumbrance” shall mean any security interest, pledge, mortgage, lien, charge, option, warrant, right of first refusal, license, easement, adverse claim of Ownership or use, or other encumbrance of any kind.

(vi) “Fair Market Value” shall mean, with respect to a share of the Corporation’s capital stock of any class or series, the average (unweighted) Closing Price for such a share for each of the 45 most recent days on which shares of stock of such class or series shall have been traded preceding the day on which notice of redemption shall be given pursuant to paragraph (d) of this Section 5; provided, however, that if shares of stock of such class or series are not traded on any securities exchange or in the over-the-counter market, “Fair Market Value” shall be determined by the Board of Directors in good faith; and provided further, however, that “Fair Market Value” as to any Disqualified Person that has purchased its stock within 120 days of a Redemption Date need not (unless otherwise determined by the Board of Directors) exceed the purchase price paid by such Disqualified Person.

(vii) “Governmental Body” shall mean any government or governmental, judicial, legislative, executive, administrative or regulatory authority of the United States, or of any State, local or foreign government or any political subdivision, agency, commission, office, authority, or bureaucracy of any of the foregoing, including any court or arbitrator (public or private), whether now or hereinafter in existence.

(viii) “Law” shall mean any law (including common law), statute, code, ordinance, rule, regulation, standard, requirement, guideline, policy or criterion, including any interpretation thereof, of or applicable to any Governmental Body, whether now or hereinafter in existence.

(ix) “Legal Requirement” shall mean any Order, Law or Permit, or any binding Contract with any Governmental Body.

(x) “Order” shall mean any judgment, ruling, order, writ, injunction, decree, decision, determination or award of any Governmental Body.

(xi) “Ownership” shall mean, with respect to any shares of capital stock of the Corporation, direct or indirect record ownership or Beneficial Ownership. The term “Owner” shall mean any Person that has or exercises Ownership with respect to any shares of capital stock of the Corporation.

(xii) “Person” shall mean any individual, estate, corporation, limited liability company, partnership, firm, joint venture, association, joint stock company, trust, unincorporated organization, Governmental Body or other entity.

(xiii) “Permit” shall mean any permit, authorization, consent, approval, registration, franchise, Order, waiver, variance or license issued or granted by any Governmental Body.

(xiv) “Proceeding” shall mean any Order, action, claim, citation, complaint, inspection, litigation, notice, arbitration or other proceeding of or before any Governmental Body.

(xv) “Proposed Transferee” shall mean any person presenting any shares of capital stock of the Corporation for Transfer into such Person’s name or that otherwise is or purports to be a Transferee with respect to any shares of capital stock of the Corporation.

(xvi) “Redemption Date” shall mean the date fixed by the Board of Directors for the redemption of any shares of stock of the Corporation pursuant to this Section 5.

(xvii) “Redemption Securities” shall mean any debt or equity securities of the Corporation, any Subsidiary or any other corporation or other entity, or any combination thereof, having such terms and conditions as shall be approved by the Board of Directors and which, together with any cash to be paid as part of the redemption price, in the opinion of any nationally recognized investment banking firm selected by the Board of Directors (which may be a firm which provides other investment banking, brokerage or other services to the Corporation), has a value, at the time notice of redemption is given pursuant to paragraph (d) of this Section 5, at least equal to the Fair Market Value of the shares to be redeemed pursuant to this Section 5 (assuming, in the case of Redemption Securities to be publicly traded, such Redemption Securities were fully distributed and subject only to normal trading activity).

(xviii) “Subsidiary” shall mean any corporation, limited liability company, partnership or other entity in which a majority in voting power of the shares or equity interests entitled to vote generally in the election of directors (or equivalent management board) is owned, directly or indirectly, by the Corporation.

(xix) “Transfer” shall mean, with respect to any shares of capital stock of the Corporation, any direct or indirect issuance, sale, gift, assignment, devise or other transfer or disposition of Ownership of such shares, whether voluntary or involuntary, and whether by merger or other operation of law, as well as any other event or transaction (including, without limitation, the making of, or entering into, any Contract, including, without limitation, any proxy or nominee agreement) that results or would result in the Ownership of such shares by a Person that did not possess such rights prior to such event or transaction. Without limitation as to the foregoing, the term “Transfer” shall include any of the following that results or would result in a change in Ownership: (A) a change in the capital structure of the Corporation, (B) a change in the relationship between two or more Persons, (C) the making of, or entering into, any Contract, including, without limitation, any proxy or nominee agreement, (D) any exercise or disposition of any option or warrant, or any event that causes any option or warrant not theretofore exercisable to become exercisable, (E) any disposition of any securities or rights convertible into or exercisable or exchangeable for such shares or any exercise of any such conversion, exercise or exchange right, and (F) Transfers of interests in other entities. The term “Transferee” shall mean any Person that becomes an Owner of any shares of capital stock of the Corporation as a result of a Transfer.

(xx) “Violation” shall mean (A) any violation of, or any inconsistency with, any Legal Requirement applicable to the Corporation or any Subsidiary, (B) the loss of, or failure to secure or secure the reinstatement of, any Permit held or required by the Corporation or any Subsidiary, (C) the creation, attachment or perfection of any Encumbrance with respect to any property or assets of the Corporation or any Subsidiary, (D) the initiation of a Proceeding against the Corporation or any Subsidiary by any Governmental Body, (E) the effectiveness of any Legal Requirement that, in the judgment of the Board of Directors, is adverse to the Corporation or any Subsidiary or any portion of the business of the Corporation or any Subsidiary; or (F) any circumstance or event giving rise to the right of any Governmental Body to require the sale, transfer, assignment or other disposition of any property, assets or rights owned or held directly or indirectly by the Corporation or any Subsidiary.

(b) Requests for Information. If the Corporation has reason to believe that the Ownership, or proposed Ownership, of shares of capital stock of the Corporation by any stockholder, other Owner or Proposed Transferee could, either by itself or when taken together with the Ownership of any shares of capital stock of the Corporation by any other Person, result in any Violation, such stockholder, other Owner or Proposed Transferee, upon request of the Corporation, shall promptly furnish to the Corporation such information (including, without limitation, information with respect to citizenship, other Ownership interests and affiliations) as the Corporation may reasonably request to determine whether the Ownership of, or the exercise of any rights with respect to, shares of capital stock of the Corporation by such stockholder, other Owner or Proposed Transferee could result in any Violation.

(c) Rights of the Corporation. If (i) any stockholder, other Owner or Proposed Transferee from whom information is requested should fail to respond to such request pursuant to paragraph (b) of this Section 5 within the period of time (including any applicable extension thereof) determined by the Board of Directors, or (ii) whether or not any stockholder, other Owner or Proposed Transferee timely responds to any request for information pursuant to paragraph (b) of this Section 5, the Board of Directors shall conclude that effecting, permitting or honoring any Transfer or the Ownership of any shares of capital stock of the Corporation, by any such stockholder, other Owner or Proposed Transferee, could result in any Violation, or that it is in the interest of the Corporation to prevent or cure any such Violation or any situation which could result in any such Violation, or mitigate the effects of any such Violation or any situation that could result in any such Violation, then the Corporation may (A) refuse to permit any Transfer of record of shares of capital stock of the Corporation that involves a Transfer of such shares to, or Ownership of such shares by, any Disqualified Person, (B) refuse to honor any such Transfer of record effected or purported to have been effected, and in such case any such Transfer of record shall be deemed to have been void ab initio, (C) suspend those rights of stock ownership the exercise of which could result in any Violation, (D) redeem such shares in accordance with paragraph (d) of this Section 5, and/or (E) take all such other action as the Corporation may deem necessary or advisable in furtherance of the provisions of this Section 5, including, without limitation, exercising any and all appropriate remedies, at law or in equity, in any court of competent jurisdiction, against any Disqualified Person. Any such refusal of Transfer or suspension of rights pursuant to subclauses (A), (B) and (C) respectively, of the immediately preceding sentence shall remain in effect until the requested information has been received and the Board of Directors has determined that such Transfer, or the exercise of any such suspended rights, as the case may be, would not constitute a Violation.

(d) Redemption by the Corporation. Notwithstanding any other provision of this Restated Certificate of Incorporation to the contrary, but subject to the provisions of any resolution or resolutions of the Board of Directors adopted pursuant to this Article IV creating any series of Series Common Stock or any series of Preferred Stock, outstanding shares of Common Stock, Series Common Stock or Preferred Stock shall always be subject to redemption by the Corporation, by action of the Board of Directors, if in the judgment of the Board of Directors such action should be taken with respect to any shares of capital stock of the Corporation of which any Disqualified Person is the stockholder, other Owner or Proposed Transferee. The terms and conditions of such redemption shall be as follows:

(1) the redemption price of the shares to be redeemed pursuant to this paragraph (d) shall be equal to the Fair Market Value of such shares;

(2) the redemption price of such shares may be paid in cash, Redemption Securities or any combination thereof;

(3) if less than all such shares are to be redeemed, the shares to be redeemed shall be selected in such manner as shall be determined by the Board of Directors, which may include selection first of the most recently purchased shares thereof, selection by lot or selection in any other manner determined by the Board of Directors;

(4) at least 30 days’ written notice of the Redemption Date shall be given to the record holders of the shares selected to be redeemed (unless waived in writing by any such holder); provided that the Redemption Date may be the date on which written notice shall be given to record holders if the cash or Redemption Securities necessary to effect the redemption shall have been deposited in trust for the benefit of such record holders and subject to immediate withdrawal by them upon surrender of the stock certificates for their shares to be redeemed;

(5) from and after the Redemption Date, any and all rights of whatever nature in respect of the shares selected for redemption (including without limitation any rights to vote or participate in dividends declared on stock of the same class or series as such shares), shall cease and terminate and the record holders of such shares shall thenceforth be entitled only to receive the cash or Redemption Securities payable upon redemption; and

(6) such other terms and conditions as the Board of Directors shall determine.

(e) Legends. The Corporation shall, to the extent required by law, note on the certificates of its capital stock that the shares represented by such certificates are subject to the restrictions set forth in this Section 5.

ARTICLE V

SECTION 1. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board of Directors. Except as otherwise provided for or fixed pursuant to the provisions of this Restated Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock or Series Common Stock) relating to the rights of the holders of any series of Preferred Stock or Series Common Stock to elect additional directors, the total number of directors constituting the entire Board of Directors shall be not less than three (3), with the then-authorized number of directors being fixed from time to time exclusively by the Board of Directors.

Except with respect to directors who may be elected by the holders of any series of Preferred Stock (the “Preferred Stock Directors”) or by holders of any series of Series Common Stock (the “Series Common Stock Directors”), beginning with the annual meeting of stockholders held in 2008 (the “2008 Annual Meeting”), the directors of the Corporation shall be elected annually at each annual meeting of stockholders of the Corporation. The directors will hold office for a term of one year or until their respective successors are elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal. The terms of office of each director whose term of office did not expire at the 2008 Annual Meeting shall nonetheless expire upon the effectiveness of this Restated Certificate of Incorporation under the DGCL (the “Effective Time”), such that the directors elected at the 2008 Annual Meeting effective upon the Effective Time to succeed such directors shall commence their term of office at the Effective Time, for a term expiring at the next annual meeting of stockholders, with each such director to hold office until his or her successor shall have been duly elected and qualified.

Subject to the rights of the holders of any one or more series of Preferred Stock or Series Common Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director so chosen shall hold office until the next election of directors and until his or her successor shall be elected and qualified. No decrease in the number of directors shall shorten the term of any incumbent director.

Except for such additional directors, if any, as are elected by the holders of any series of Preferred Stock or Series Common Stock, any director, or the entire Board of Directors, may be removed from office at any time by the affirmative vote of at least a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (“Voting Stock”), voting together as a single class. At any time that there shall be three or fewer stockholders of record, directors may be removed with or without cause.

During any period when the holders of any series of Preferred Stock or Series Common Stock have the right to elect additional directors, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock or Series Common Stock, as applicable, shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until the next annual meeting of stockholders and until such director’s successor shall have been duly elected and qualified, unless such director’s right to hold such office terminates earlier pursuant to said provisions, subject in all such cases to his or her earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock or Series Common Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total authorized number of directors of the Corporation shall be reduced accordingly.

Notwithstanding the foregoing, whenever the holders of outstanding shares of one or more series of Preferred Stock or Series Common Stock issued by the Corporation shall have the right, voting separately as a series or as a separate class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal, filling of vacancies, and other features of such directorship shall be governed by the terms of this Restated Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock or Series of Common Stock) applicable thereto.

SECTION 2. The election of directors need not be by written ballot.

SECTION 3. Advance notice of nominations for the election of directors shall be given in the manner and to the extent provided in the By-laws of the Corporation.

ARTICLE VI

Subject to the rights of the holders of any series of Preferred Stock or Series Common Stock, at any time that there shall be more than three stockholders of record, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock or Series Common Stock, special meetings of stockholders of the Corporation (a) may be called by the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors or as otherwise provided in the By-laws of the Corporation and (b) shall be called by the Secretary of the Corporation upon the written request of holders of record of not less than 20% of the outstanding shares of Class B Common Stock, proposing a proper matter for stockholder action under the DGCL at such special meeting, provided that (i) no such special meeting of stockholders shall be called pursuant to this clause (b) if the written request by such holders is received less than 135 days prior to the first anniversary of the date of the preceding annual meeting of stockholders of the Corporation and (ii) any special meeting called pursuant to this clause (b) shall be held not later than 100 days following receipt of the written request by such holders, on such date and at such time and place as determined by the Board of Directors.

ARTICLE VII

In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors is expressly authorized to adopt, repeal, alter or amend the By-laws of the Corporation by the vote of a majority of the entire Board of Directors or such greater vote as shall be specified in the By-laws of the Corporation. In addition to any requirements of law and any other provision of this Restated Certificate of Incorporation or any resolution or resolutions of the Board of Directors adopted pursuant to Article IV of this Restated Certificate of Incorporation (and notwithstanding the fact that a lesser percentage may be specified by law, this Restated Certificate of Incorporation or any such resolution or resolutions), the affirmative vote of holders of sixty-five percent (65%) or more of the combined voting power of the then outstanding shares of Voting Stock, voting together as a single class, shall be required for stockholders to adopt, amend, alter or repeal any provision of the By-laws of the Corporation.

ARTICLE VIII

In addition to any requirements of law and any other provisions of this Restated Certificate of Incorporation or any resolution or resolutions of the Board of Directors adopted pursuant to Article IV of this Restated Certificate of Incorporation (and notwithstanding the fact that a lesser percentage may specified by law, this Restated Certificate of Incorporation or any such resolution or resolutions), the affirmative vote of the holders of sixty-five percent (65%) or more of the combined voting power of the then outstanding shares of Voting Stock, voting together as a single class, shall be required to amend, alter or repeal, or adopt any provision inconsistent with, Section 5 of Article IV, Article V, Article VII, this Article VIII, or Article IX, of this Restated Certificate of Incorporation. Subject to the foregoing provisions of this Article VIII, the Corporation reserves the right to amend, alter or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are subject to this reservation.

ARTICLE IX

A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

ARTICLE X

The Corporation hereby elects not to be governed by Section 203 of the DGCL.

This Restated Certificate of Incorporation shall become effective upon filing pursuant to the DGCL.

IN WITNESS WHEREOF, I, Janet Nova, Executive Vice President and Deputy Group General Counsel of TWENTY-FIRST CENTURY FOX, INC. have executed this Restated Certificate of Incorporation as of the 6th day of August, 2013, and DO HEREBY CERTIFY under the penalties of perjury that the facts stated in this Restated Certificate of Incorporation are true.

    /s/ Janet Nova